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                                                               Exhibit (A)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated October 23, 2000, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares except for Parent and Purchaser (as defined below). The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                      Specialty Equipment Companies, Inc.
                                      at
                             $30.50 Net Per Share
                                      by
                            Solar Acquisition Corp.
                         A Wholly Owned Subsidiary of
                        United Technologies Corporation

     Solar Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Specialty Equipment Companies, Inc., a Delaware corporation (the "Company"), at $30.50 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 23, 2000, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger (as defined below).
--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON MONDAY, NOVEMBER 20, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, (a) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when aggregated with Shares then beneficially owned by Parent (excluding Shares held by an employee benefit plan), represents at least a majority of all of the issued and outstanding Shares on a fully diluted basis, assuming the exercise of all outstanding Company stock options, and (b) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act") and the expiration or termination of any waiting period and the receipt of any required approvals under any foreign antitrust and competition laws or regulations ("Foreign Antitrust Laws") applicable to the purchase of Shares pursuant to the Offer or the Merger. Certain other conditions to the Offer are described in
Section 13 of the Offer to Purchase.
     The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 13, 2000, among the Company, Parent and Purchaser, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger") and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, or held by stockholders who properly exercise appraisal rights under the Delaware General Corporation Law, if any) will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the Offer Price, upon surrender of the certificate representing such Share. The Merger Agreement is more fully described in the Offer to Purchase.

     The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are advisable and fair to and in the best interest of the holders of Shares and unanimously recommends that stockholders accept the Offer, tender their Shares pursuant to the Offer and approve the Merger.
     Purchaser and Parent have entered into a Stockholder Agreement, dated as of October 13, 2000 (the "Stockholder Agreement"), with certain stockholders of the Company who own an aggregate of approximately 38% of the outstanding Shares on a fully diluted basis, assuming the exercise of all issued and outstanding Company stock options. Under the Stockholder Agreement, such stockholders have agreed to validly tender (and not withdraw) all such Shares pursuant to the Offer and have granted to Purchaser an option to purchase all such Shares at the Offer Price (or such other price as may be payable in the Offer) upon the occurrence of certain events.
     Upon the terms and subject to the conditions of the Offer, (including, if the Offer is extended, or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn as soon as practicable after the expiration of the Offer if and when Purchaser gives oral or written notice to LaSalle Bank National Association (the "Depositary") of its acceptance of the tenders of such Shares for payment pursuant to the Offer. Purchaser expressly reserves the right, subject to the applicable rules of the Commission, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment.
     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof ), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal.

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     Except as otherwise provided below, tenders of Shares made pursuant to the
Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 22, 2000. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, November 20, 2000, unless Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Pursuant to the Merger Agreement, Purchaser will not extend the Expiration Date of the Offer beyond November 20, 2000 without the prior consent of the Company, except (a) as required by applicable law including applicable rules and regulations of the Commission or any interpretation or position of the Commission staff, (b) that if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, extend the Offer for one or more periods not to exceed an aggregate of ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, provided that after November 20, 2000, the Offer will not be subject to any conditions that are at the time of such extension satisfied other than the Minimum Tender Condition and certain other conditions to the Offer, and (c) that if any condition to the Offer has not been satisfied or waived, Purchaser shall extend the expiration date of the Offer for one or more periods, but in no event later than December 18, 2000; provided, however, that either Purchaser or the Company may, in their respective sole discretion, extend such December 18, 2000 date for an additional period not to exceed 60 business days if the sole reason that Purchaser has not accepted for payment and paid for Shares pursuant to the Offer is the failure of the applicable waiting period under the HSR Act or any Foreign Antitrust Laws to expire or failure to obtain any required governmental or regulatory approval. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase without the consent of the Company. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.
     For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the recordholder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent (listed below), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed by Purchaser to record

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

holders of Shares whose names appear on the Company's stockholders list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for additional copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such additional copies will be furnished at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.
                    The Information Agent for the Offer is:

                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
                          17 State Street, 10th Floor
                           New York, New York 10004
                Banks and Brokers call collect: (212) 440-9800
October 23, 2000   All others call toll-free: (800) 223-2064

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